SCHEDULE 13D

EXHIBIT B

XENETIC BIOSCIENCES, INC.

SHAREHOLDER VOTING AGREEMENT

XENETIC BIOSCIENCES, INC., a Nevada corporation (the “Company”), and SynBio, LLC (“Shareholder”) a shareholder of the capital stock of the Company agree:

Section 1. Recitals. The Company and the Shareholder desire to enter into this Voting Agreement (this “Agreement”) in accordance with Nevada General Corporation Law for the purpose of providing for an agreement regarding voting of Shareholder’s common stock in the Company.

Section 2. Shares Subject to Agreement. Shareholder agrees to hold all Shares of voting capital stock of the Company registered in their name or beneficially owned by them as of the date hereof, and any and all other securities of the Company legally or beneficially acquired by such Shareholder, or over which such Shareholder has voting control, after the date hereof (collectively, the “Subject Shares”) subject to, and to vote the Subject Shares in accordance with, the provisions of this Agreement.

Section 3. Voting of Subject Shares. Shareholder agrees to vote, or cause to be voted, all Subject Shares owned by such Shareholder, or over which such Stockholder has voting control, from time to time and at all times, in the same manner and in the same proportion as voted by the non-affiliate shareholders of the Company so voting on each matter to be decided or approved by the Company’s shareholders.

Section 4. Termination. This Agreement will terminate on the first anniversary of the declaration of effectiveness of the Company’s registration statement currently being reviewed by the US Securities and Exchange Commission File No. 333-211249.

Section 5. Ownership. Shareholder represents and warrants that Shareholder is the sole legal and beneficial owner of the relevant Subject Shares and that no other person has any interest in such Subject Shares. In the event that Shareholder sells or transfers any part or number of the Subject Shares to an unrelated purchaser for value, Shares so sold shall no longer be subject to this voting agreement. Nothing contained herein shall be interpreted as a restriction on Shareholder’s right to sell the Subject Shares.

Section 6. Miscellaneous.

(a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Subject Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law. This Agreement is governed by and is to be construed in accordance with the law of the State of Nevada applicable to agreements made and to be performed in Nevada.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument. Any party may execute this Agreement by executing any such counterpart. To the maximum extent permitted by law or by any applicable governmental authority, this Agreement may be transmitted by facsimile, electronic mail (including pdf) or other transmission method with the same validity as if it were an ink-signed document and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice or other communication given under this Agreement will be in writing and will be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) five days after having been sent to the relevant party by registered or certified mail, return receipt requested, postage prepaid, or (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery to the relevant party, with written verification of receipt, in each case addressed to the party to be notified at such party’s address as set forth on the signature pages below, or as subsequently modified by notice to the other parties.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties will renegotiate such provision in good faith. If the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement will impair any such right, power or remedy of such party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default any other breach or default theretofore or thereafter occurring.

(h) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[Signature Page to Follow]

Dated: October 26, 2016

XENETIC BIOSCIENCES, INC.		SYNBIO LLC

By:	/s/ M. Scott Maguire	By:	/s/ S. Avtushenko
	M. Scott Maguire		S. Avtushenko
Its:	CEO	Its:	CEO